EXHIBIT 99.1

For Release:	AFTER THE MARKET CLOSES

Contact:	LARRY A. LIEBENOW — (508) 646-2264
CYNTHIA L. GORDAN — (508) 646-2261
PAUL J. KELLY — (508) 646-2251

QUAKER FABRIC MOVING TO LEASE RATHER THAN BUY

      FALL RIVER, MASSACHUSETTS, October 1, 2004—-—QUAKER FABRIC CORPORATION (NASDAQ Symbol: QFAB) today reported that the company is currently engaged in active negotiations with the owner of a 600,000 square foot industrial building in Fall River to lease space at this site going forward in stages. This reflects Quaker's decision not to proceed with its planned purchase of this facility.

      “On September 30, 2004, we provided the seller with official notice of our decision to terminate the July 2, 2004 purchase and sale agreement we had in place with respect to this building, resulting in a charge to Quaker's third quarter pre-tax earnings of approximately $175,000. Our proposed leasing arrangement should allow us to realize much of the reduction in our annual long-term operating costs that we had hoped to achieve by buying,” commented Larry Liebenow, Quaker's President and CEO.

      “We acknowledge, with appreciation, the support and assistance we have received from the seller, the City of Fall River—including the Mayor's office, the Fall River Office of Economic Development, and the Fall River Redevelopment Authority—the Commonwealth of Massachusetts' Offices of Economic Affairs and Business Development and our own workforce,” Mr. Liebenow continued.

      Quaker Fabric Corporation is a leading manufacturer of woven upholstery fabrics for furniture markets in the United States and abroad, and the largest producer of Jacquard upholstery fabric in the world. For the year ended January 3, 2004, the Company had net sales of $325.3 million, net income of $7.9 million, and diluted and basic earnings per share of $0.47 and $0.48, respectively.

      THIS PRESS RELEASE CONTAINS “FORWARD LOOKING STATEMENTS,” AS THAT TERM IS DEFINED IN THE FEDERAL SECURITIES LAWS. THE READER IS CAUTIONED THAT SUCH STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND THAT, AS A RESULT OF VARIOUS FACTORS, INCLUDING, BUT NOT LIMITED TO, THE LEVEL OF CUSTOMER DEMAND FOR THE COMPANY'S PRODUCTS, HIGHER THAN ANTICIPATED COSTS AND LOWER THAN ANTICIPATED PRODUCTION RATES, ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE PROJECTED. FOR A FURTHER DISCUSSION OF THESE FACTORS, SEE THE COMPANY'S 2003 FORM 10-K.